Exhibit 99.1

Rightside® Announces Third Quarter 2016 Financial Results

Registry Revenue Grows 26% Over the Prior Year Period

KIRKLAND, Wash., November 8, 2016 -- (GLOBENEWSWIRE) -- Rightside Group, Ltd. (Nasdaq: NAME), a leading provider of domain name services that advance the way businesses and consumers define and present themselves online, today announced financial results for the third quarter ended September 30, 2016.

“In the third quarter, we executed on our strategy to deliver revenue growth in our higher margin businesses while optimizing for margin expansion across all areas of our business,” said Chief Executive Officer Taryn Naidu.  “Our registry services business continues to be core to the Company’s strategy and its revenue grew 26% year over year driven by strong premium names sales and Name.com, our flagship retail registrar grew 14% year over year.  This quarter, we also reported Adjusted EBITDA of $2.3 million, over two times higher than the prior year period as we’ve continued to drive cost efficiencies throughout the business and capitalize on the opportunity provided by new gTLDs.”

Financial Summary

(in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Registrar services	$44,800	$43,953	$132,975	$129,233
Registry services	3,012	2,382	8,583	5,912
Aftermarket and other	6,327	8,547	23,435	23,423
Eliminations (1)	(872)	(763)	(2,565)	(1,747)
Total revenue	$53,267	$54,119	$162,428	$156,821

Gain on other assets, net	$(29)	$(1,721)	$(2,247)	$(8,682)

Loss before income tax	$(4,820)	$(4,350)	$(12,841)	$(9,818)
Income tax benefit	(391)	(946)	(834)	(2,617)
Net loss	$(4,429)	$(3,404)	$(12,007)	$(7,201)

Adjusted EBITDA (2)	$2,272	$897	$6,395	$2,244

(1)	Amounts in the eliminations line reflect the elimination of intercompany charges between our Registrar and Registry services businesses.
(2)	This Non-GAAP financial measure is described below and reconciled to GAAP net loss in the accompanying table.

Third Quarter 2016 Financial Highlights

(Unless otherwise noted, all comparisons are relative to the fiscal third quarter 2015.)

▪	Registrar services revenue increased to $44.8 million compared to $44.0 million.
▪	Registry services revenue increased 26% to $3.0 million compared to $2.4 million.
▪	Aftermarket and other revenue was $6.3 million compared to $8.5 million and was impacted by a decline in traffic from lower margin third party syndication partners.
▪	Total revenue was $53.3 million compared to $54.1 million.
▪	Net loss was $4.4 million, compared to $3.4 million which included a $1.7 million gain on other assets.
▪	Adjusted EBITDA increased to $2.3 million, compared to $897,000.

Business Highlights

▪	Rightside has 40 gTLDs in its portfolio and ended the quarter with approximately 546,000 registered domains.
▪	Rightside’s retail registrar, Name.com, grew revenue approximately 14% year-over-year.
▪

With approximately 16.4 million total domains under management as of September 30, 2016, including over 2.9 million domain names registered through its retail outlets, Rightside remains one of the world's largest registrars.

▪

In Q3, the Company successfully launched its new gTLD .GAMES, which has already generated more than 7,000 registrations and over $300,000 in cash revenue for premium domain related sales, including high-value names like free.games, math.games and racing.games.

Registrar Services Operating Metrics

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2016	2015	Change	2016	2015	Change
End of period domains (in millions) (1)	16.2	16.3	-0.6%	16.2	16.3	-0.6%
Average revenue per domain (2)	$11.04	$10.81	2.1%	$10.94	$10.69	2.3%
Renewal rate (3)	73.0%	74.7%		74.6%	75.4%

(1)	A domain is defined as an individual domain name registered by a third-party customer on Rightside’s registrar platforms for which Rightside has begun to recognize revenue.
(2)

Average revenue per domain is calculated by dividing registrar services revenue for a period by the average number of domains registered on Rightside’s registrar platforms in that period.  Average revenue per domain for partial year periods is annualized.

(3)	The renewal rate is defined as the percentage of domain names on Rightside’s registrar platforms that are renewed after their original term expires.

Liquidity and Capital Resources

▪	As of September 30, 2016, cash and cash equivalents was $47.3 million, compared to $47.8 million as of June 30, 2016.
▪

At the end of the third quarter, the Company had letters of credit totaling $11 million outstanding and approximately $19 million of available borrowing capacity under its revolving credit facility with Silicon Valley Bank.  Subsequent to quarter end, the Company has drawn $12.8 million on its revolving credit facility.

▪	On November 7, 2016, the Company fully repaid the aggregate outstanding principal of $27.4 million of its term loan credit facility with Tennenbaum Capital Partners LLC.

Business Outlook

For the full year ending December 31, 2016, Rightside expects the following:

▪	Total revenue around the lower end of the previous range of $218 million to $228 million, inclusive of approximately $12 million of GAAP revenue from our Registry Services Business.
▪	Total Adjusted EBITDA of $8 million to $11 million, as a result of margin optimization and effective cost management.

Conference Call and Webcast

Rightside will host a conference call and audio webcast with investors and analysts today, November 8, at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time):

▪	Live conference call: (844) 413-1777 (domestic) or (716) 247-5761 (international)
▪	Conference call replay available through November 13, 2016: (855) 859-2056 (domestic) or (404) 537-3406 (international)
▪	Conference ID: 1010126
▪	Live and archived webcast: http://www.rightside.market

About Non-GAAP Financial Measures

We define Adjusted EBITDA as net income (loss) adjusted for interest, income taxes, depreciation and amortization, stock-based compensation, and certain gains, losses, and expenses that we do not believe are indicative of ongoing core business operating results. Adjusted EBITDA is a non-GAAP financial measure and its most directly comparable GAAP financial measure is GAAP net income (loss).  A reconciliation of GAAP net income (loss) to Adjusted EBITDA can be found in the accompanying table. Adjusted EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP.  Rightside compensates for these limitations by relying primarily on its GAAP results and using Adjusted EBITDA only as a supplement.

We have not provided a complete reconciliation of its Adjusted EBITDA guidance to the comparable forward-looking GAAP financial measure, net income (loss), because we are unable to provide a forward-looking estimate of certain reconciling items between net income (loss) and Adjusted EBITDA guidance including: acquisition and realignment costs; advisory and consulting fees; provision for income taxes; and gain (loss) on other assets, net.

About Rightside

Rightside® inspires and delivers new possibilities for consumers and businesses to define and present themselves online. The company, with its affiliates, is a leading provider of domain name services, offering one of the industry’s most comprehensive platforms for the discovery, registration, usage, and monetization of domain names. In addition to being a new gTLD registry operator, Rightside is home to some of the most admired brands in the industry, including Enom and Name.com. Headquartered in Kirkland, WA, Rightside has offices in North America and Europe. For more information please visit www.rightside.co.

Cautionary Information Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended, including, among others, Rightside’s expected total revenue, Adjusted EBITDA, and registry services revenue.  Statements containing words such as may, believe, anticipate, expect, intend, plan, project, and estimate or similar expressions constitute forward-looking statements. Statements regarding Rightside’s future performance are based on current expectations, estimates and projections about our industry, financial condition, operating performance and results of operations, including certain assumptions related thereto. Actual results may differ materially from the results predicted, and reported results should not be considered an indication of future performance. Forward-looking statements involve risks and uncertainties including, among others: Rightside’s ability to successfully operate new gTLD registries and provide back-end infrastructure services to new and existing registries; Rightside’s ability to successfully market and sell its gTLDs; and the difficulty in predicting and developing consumer demand for new gTLDs. More information about potential risk factors that could affect Rightside’s operating and financial results are contained in Rightside’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2016 filed with the Securities and Exchange Commission on August 9, 2016.  All forward-looking statements are expressly qualified in their entirety by this cautionary statement.  Rightside does not intend to revise or update the information set forth in this press release, except as required by law, and may not provide this type of information in the future.

Rightside Group, Ltd.

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Revenue	$53,267	$54,119	$162,428	$156,821
Cost of revenue (excluding depreciation and amortization)	40,356	41,583	122,971	120,870
Sales and marketing	2,702	2,591	8,046	7,618
Technology and development	4,571	5,355	15,196	15,737
General and administrative	5,413	5,195	15,617	15,082
Depreciation and amortization	3,871	4,237	12,120	12,317
Gain on other assets, net	(29)	(1,721)	(2,247)	(8,682)
Interest expense	1,211	1,225	3,664	3,695
Other (income) expense, net	(8)	4	(98)	2
Loss before income tax	(4,820)	(4,350)	(12,841)	(9,818)
Income tax benefit	(391)	(946)	(834)	(2,617)
Net loss	$(4,429)	$(3,404)	$(12,007)	$(7,201)

Net loss per share attributable to common stockholders:
Basic	$(0.23)	$(0.18)	$(0.62)	$(0.38)
Diluted	(0.23)	(0.18)	(0.62)	(0.38)

Weighted average number of shares outstanding:
Basic	19,358	18,916	19,251	18,809
Diluted	19,358	18,916	19,251	18,809

Rightside Group, Ltd.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	September 30,	December 31,
	2016	2015

Assets
Current assets
Cash and cash equivalents	$47,285	$45,095
Accounts receivable, net	11,248	11,306
Prepaid expenses and other current assets	5,764	7,256
Deferred registration costs	76,082	75,435
Total current assets	140,379	139,092
Deferred registration costs, less current portion	16,063	15,700
Property and equipment, net	11,392	13,298
Intangible assets, net	50,575	54,328
Goodwill	103,042	103,042
gTLD deposits	2,323	8,139
Other assets	939	1,428
Total assets	$324,713	$335,027

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$7,886	$7,162
Accrued expenses and other current liabilities	20,525	24,691
Debt	1,500	1,500
Capital lease obligation	1,101	1,193
Deferred revenue	98,823	96,278
Total current liabilities	129,835	130,824
Deferred revenue, less current portion	22,811	21,802
Debt, less current portion	21,772	21,701
Capital lease obligation, less current portion	142	811
Deferred tax liabilities, net	14,589	15,477
Other liabilities	786	1,125
Total liabilities	189,935	191,740
Total stockholders' equity	134,778	143,287
Total liabilities and stockholders' equity	$324,713	$335,027

Rightside Group, Ltd.

Reconciliation of Net Loss to Adjusted EBITDA

(in thousands)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Net loss	$(4,429)	$(3,404)	$(12,007)	$(7,201)
Add (deduct):
Income tax benefit	(391)	(946)	(834)	(2,617)
Gain on other assets, net (1)	(29)	(1,721)	(2,247)	(8,682)
Interest expense	1,211	1,225	3,664	3,695
Depreciation and amortization	3,871	4,237	12,120	12,317
Stock-based compensation expense	1,768	1,506	4,864	4,643
Acquisition and realignment costs	—	—	564	89
Advisory and consulting fees	271	—	271	—
Adjusted EBITDA	$2,272	$897	$6,395	$2,244

(1)	Net loss (gain) on withdrawals of interest in gTLD applications, included in gain on other assets, net.

Investor Contacts

The Blueshirt Group

Allise Furlani, 212-331-8433

Brinlea Johnson, 212-331-8424

IR@rightside.rocks